Exhibit 99.1

News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

For Release: IMMEDIATELY Contact: Robert J. Consalvo

(908) 298-7409

SCHERING-PLOUGH APPOINTS ROBERT BERTOLINI CHIEF FINANCIAL OFFICER

KENILWORTH, N.J., Nov. 5, 2003 - Schering-Plough Corporation today announced the appointment of Robert J. Bertolini as executive vice president and chief financial officer, effective November 17.

Bertolini, 41, previously the lead partner in PricewaterhouseCoopers' Global Pharmaceutical Industry Group, will report to Fred Hassan, Schering-Plough chairman and chief executive officer, and serve on the company's Executive Management Team. Bertolini succeeds Jack L. Wyszomierski, who is leaving the company after a transition period to pursue other interests.

"Bob's appointment is another important step in the implementation of our Action Agenda to drive a turnaround and transform Schering-Plough," said Hassan. "Bob has broad and deep experience in our industry and a fine track record working with the leaders of business units to improve overall company performance. He will be building a dynamic global finance team that will play an important role in the transformation of Schering-Plough into a successful global competitor."

In his previous role at PricewaterhouseCoopers, Bertolini managed a global organization of 1,500 professionals and 150 partners serving the pharmaceutical industry and other health-related industries. He has extensive experience in audit, financial controls and corporate governance as well as in acting as a senior adviser to top management on financial and general business issues, including licensing and M&A transactions.

Bertolini began his professional career at the former Coopers & Lybrand in 1983 and rose steadily through the company's professional ranks, serving blue-chip global clients in the pharmaceutical industry.

Bertolini graduated with a B.A. in economics from Rutgers University. He is a Certified Public Accountant.

Wyszomierski joined Schering-Plough in 1982. He was named executive vice president and chief financial officer in 1996.

"We thank Jack for his significant contributions over the years and wish him success,"
Hassan said.

Schering-Plough Corporation (NYSE: SGP) is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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